Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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August 12, 2025

NXP Semiconductors N.V.

High Tech Campus 60

5656 AG Eindhoven

The Netherlands

Re:	NXP Semiconductors N.V.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to NXP Semiconductors N.V., a public company with limited liability organized under the laws of The Netherlands (the “Parent” or “Our Client”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Parent, NXP B.V., a private company with limited liability organized under the laws of The Netherlands (the “Company”), NXP Funding LLC, a Delaware limited liability company (“NXP Funding”), and NXP USA, Inc., a Delaware corporation (“NXP USA” and, together with the Company and NXP Funding, the “Issuers”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Issuers from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of (i) senior unsecured debt securities of the Issuers (“Debt Securities”), which may be issued in one or more series under an indenture, dated May 16, 2022 (the “Indenture”), among the Issuers, the Guarantor (as defined below) and Deutsche Bank Trust Company Americas, as trustee, which is filed as an exhibit to the Registration Statement, and (ii) such indeterminate amount of Debt Securities as may be

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issued upon conversion, exchange or exercise, as applicable, of any Debt Securities (collectively, “Indeterminate Securities”). The Registration Statement also relates to the issuance and sale from time to time by the Parent (in such capacity, the “Guarantor”) of guarantees of the Debt Securities (“Guarantees”). The Debt Securities, Indeterminate Securities, and Guarantees offered pursuant to the Registration Statement are collectively referred to herein as the “Securities.”

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) an executed copy of the Indenture filed as an exhibit to the Registration Statement, including Article XVI thereof containing the guaranty obligations of the Guarantors (the “Guarantees”);

(c) a copy of NXP Funding’s Certificate of Formation, certified by the Secretary of State of the State of Delaware as of May 5, 2022 and July 30, 2025, and certified pursuant to NXP Funding’s 2022 Secretary’s Certificate (as defined below) and NXP Funding’s Secretary’s Certificate (as defined below), respectively;

(d) a copy of NXP USA’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of May 5, 2022 and July 30, 2025, and certified pursuant to NXP USA’s 2022 Secretary’s Certificate (as defined below) and NXP USA’s Secretary’s Certificate (as defined below), respectively;

(e) a copy of NXP Funding’s Limited Liability Company Agreement (the “LLC Agreement”), dated as of September 22, 2006, by the Company (formerly known as Philips Semiconductors International B.V.), as sole member of NXP Funding, certified pursuant to NXP Funding’s 2022 Secretary’s Certificate and NXP Funding’s Secretary’s Certificate;

(f) a copy of NXP USA’s By-laws, as amended and in effect as of May 5, 2022 and the date hereof, certified pursuant to NXP USA’s 2022 Secretary’s Certificate and NXP USA’s Secretary’s Certificate, respectively;

(g) a copy of the consent of the sole member of NXP Funding, adopted on August 7, 2025, certified pursuant to NXP Funding’s Secretary’s Certificate;

(h) a copy of the consent of the sole member of NXP Funding, adopted on May 5, 2022, certified pursuant to NXP Funding’s 2022 Secretary’s Certificate;

(i) a copy of the unanimous written resolution of the Board of Directors of NXP USA, adopted on August 7, 2025, certified pursuant to NXP USA’s Secretary’s Certificate;

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(j) a copy of the unanimous written resolution of the Board of Directors of NXP USA, adopted on May 5, 2022, certified pursuant to NXP USA’s 2022 Secretary’s Certificate;

(k) an executed copy of a certificate of Luc de Dobbeleer, Authorized Officer of NXP Funding, dated the date hereof (“NXP Funding’s Secretary’s Certificate”);

(l) an executed copy of a certificate of Luc de Dobbeleer, Authorized Officer of NXP Funding, dated May 16, 2022 (“NXP Funding’s 2022 Secretary’s Certificate”);

(m) an executed copy of a certificate of Timothy Shelhamer, Authorized Officer of NXP USA, dated the date hereof (“NXP USA’s Secretary’s Certificate”); and

(n) an executed copy of a certificate of Timothy Shelhamer, Authorized Officer of NXP USA, dated May 16, 2022 (“NXP USA’s 2022 Secretary’s Certificate” and, together with NXP Funding’s Secretary’s Certificate, NXP Funding’s 2022 Secretary’s Certificate and NXP USA’s Secretary’s Certificate, the “Secretary’s Certificates”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Parent and the Issuers and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Parent and the Issuers and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Parent and the Issuers and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificates.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

As used herein, “Transaction Documents” means the Indenture and the supplemental indentures and officer’s certificates establishing the terms of the Debt Securities and Guarantees pursuant thereto and any applicable underwriting or purchase agreement.

The opinions stated in paragraphs 1 and 2 below presume that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Securities referred to therein: (i) the Registration Statement, as finally amended (including all necessary

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post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement or term sheet with respect to such Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable Transaction Documents shall have been duly authorized, executed and delivered by the Issuers and the Parent, to the extent a party thereto and the other parties thereto, including, if such Securities are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement or purchase agreement with respect thereto; (iv) the Board of Directors, the Board of Management or Sole Member of the Parent, the Company, NXP Funding, or NXP USA, as applicable, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance and sale of such Securities and related matters and appropriate officers of the Parent, the Company, NXP Funding or NXP USA, as applicable, have taken all related action as directed by or under the direction of the Board of Directors, the Board of Management or the Sole Member of the Parent, the Company, NXP Funding or NXP USA, as applicable; and (v) the terms of the applicable Transaction Documents and the issuance and sale of such Securities have been duly established in conformity with the organizational documents of the Parent and the Issuers so as not to violate any applicable law, the organizational documents of the Parent or the Issuers, or result in a default under or breach of any agreement or instrument binding upon the Parent or any of the Issuers or their respective properties, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Parent or any of the Issuers or their respective properties.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. With respect to any series of Debt Securities offered by the Issuers, including any Indeterminate Securities constituting Debt Securities of such series (the “Offered Debt Securities”), when (a) the general conditions shall have been satisfied, (b) the Indenture has been qualified under the Trust Indenture Act of 1939 (the “TIA”), (c) the issuance, sale and terms of the Offered Debt Securities and related matters have been approved and established in conformity with the applicable Transaction Documents and (d) the certificates evidencing the Offered Debt Securities have been issued in a form that complies with the provisions of the applicable Transaction Documents and have been duly executed and authenticated in accordance with the provisions of the Indenture and any other applicable Transaction Documents and issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Document upon payment of the agreed-upon consideration therefor, the Offered Debt Securities will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their respective terms under the laws of the State of New York.

2. With respect to any Guarantee of any series of Offered Debt Securities, including any Guarantee of any Indeterminate Securities constituting Offered Debt Securities of such series (the “Offered Guarantees”), when (a) the general conditions shall have been satisfied, (b) the Indenture has been qualified under the TIA, (c) the issuance, sale and terms of the Offered Guarantees and related matters have been approved and established in conformity with the

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applicable Transaction Documents, (d) certificates (if any) evidencing the Offered Guarantees and the certificates evidencing the Debt Securities guaranteed thereby have been duly executed and, if applicable, authenticated in accordance with the provisions of the Indenture and any other applicable Transaction Documents and (e) such Debt Securities have been issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Documents upon payment of the agreed-upon consideration therefor, the Offered Guarantees will constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms under the laws of the State of New York.

The opinions stated herein are subject to the following assumptions and qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we do not express any opinion with respect to the enforceability of any provision of any Transaction Document to the extent that such section purports to bind any of the Parent, the Company, NXP Funding or NXP USA to the exclusive jurisdiction of any particular federal court or courts;

(f) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

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(g) the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document related to any Specified Document that is not a Transaction Document;

(h) we have assumed that any agent of service will have accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(i) subsequent to the effectiveness of the Indenture and immediately prior to the issuance of any series Offered Debt Securities, the Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to such series of Offered Debt Securities other than by the applicable Transaction Documents related to such series of Offered Debt Securities;

(j) this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type;

(k) we have assumed that the laws of the State of New York will be chosen to govern any Transaction Document entered into subsequent to the date hereof and that such choice is and will be valid and legal;

(l) we do not express any opinion with respect to the enforceability of any provisions contained in the Offered Guarantees or the related Transaction Documents to the extent that such provisions provide that the obligations of the Guarantor are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(m) we do not express any opinion with respect to the enforceability of any provisions contained in the Offered Guarantees or the related Transaction Documents to the extent that such provisions limit the obligation of the Guarantor under the Indenture or any right of contribution of any party with respect to the Offered Guarantees;

(n) we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

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(o) we have assumed that the choice of a currency other than U.S. dollars as the currency in which any Securities may be denominated does not contravene any exchange control or other laws of the jurisdiction of any such currency, and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars;

(p) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(q) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency.

In addition, in rendering the foregoing opinions we have also assumed that:

(a) each of the Company and the Parent (i) is duly formed and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of The Netherlands and (iii) has complied and will comply with all aspects of the laws of The Netherlands in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents to which the Company (including in its capacity as the sole member of NXP Funding) or the Parent is a party;

(b) each of the Company and the Parent has the power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents to which the Company (including in its capacity as the sole member of NXP Funding) or the Parent is a party;

(c) neither the execution and delivery by the Company, NXP Funding, NXP USA or the Parent of the Transaction Documents to which any of the Company, NXP Funding, NXP USA or the Parent is a party nor the performance by any of the Company, NXP Funding, NXP USA or the Parent of its obligations under each of the Transaction Documents to which any of the Company, NXP Funding, NXP USA or the Parent is a party: (i) conflicts or will conflict with the organizational documents of the Company or the Parent, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company, NXP Funding, NXP USA or the Parent or their property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which any of the Company, NXP Funding, NXP USA or the Parent or their property is subject, or (iv) violates or will violate any law, rule or regulation to which any of the Company, NXP Funding, NXP USA or the Parent or their property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York);

(d) neither the execution and delivery by the Company, NXP Funding, NXP USA or the Parent of the Transaction Documents to which the Company, NXP Funding, NXP USA or

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the Parent is a party nor the enforceability of each of the Transaction Documents to which the Company, NXP Funding, NXP USA or the Parent is a party against the Company, NXP Funding, NXP USA or the Parent requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(e) the LLC Agreement is the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act, of NXP Funding; NXP Funding has, and since the time of its formation has had, at least one validly admitted and existing member of NXP Funding and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by NXP Funding or its sole member, as applicable, that would result in, the liquidation, dissolution or winding-up of NXP Funding, (ii) no event has occurred that has adversely affected the good standing of NXP Funding under the laws of its jurisdiction of formation, and NXP Funding has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of NXP Funding’s Certificate of Formation.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP